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                                                                 Exhibit 23.1



                       INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-4 of The Boeing Company ("Boeing'') with respect to shares of Common Stock, par value $5 per share, of Boeing (including the associated Preferred Stock Purchase Rights) of our reports dated January 25, 1996, appearing in and incorporated by reference in the Annual Report on Form 10-K of Boeing for the year ended December 31, 1995 and to the reference to us under the heading "Experts'' in the Proxy Statements-Prospectus, which is part of the Registration Statement.



/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Seattle, Washington
October 25, 1996